State of Delaware
Secretary of State
Division of Corporations
Delivered 11:55 AM 07/29/2019
FILED 11:55 AM 07/29/2019
SR 20196200946 - File Number 7463275

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Red Oak Capital Fixed Income III, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

First Article: The name of the Limited Liability Company is being changed to: Red Oak Capital Fund III, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 25th day of July, A.D. 2019.

By: ____________________
Authorized Person(s)

Name: Chip Cummings
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